                                                                    EXHIBIT 12.1

                           PRIDE INTERNATIONAL, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)


                                                              Nine Months
                                                                 ended                    Year ended December 31,
                                                             September 30,    -----------------------------------------------------
                                                                  2001          2000        1999       1998       1997       1996
                                                             -------------    --------    --------   --------   --------   --------
Earnings (losses) before income taxes and minority interest     $146,995      $ 94,741    $(83,511)  $197,724   $245,470   $ 63,075

Add:
  Interest on indebtedness                                        81,937       102,233      67,176     46,257     34,943     14,090
  Capitalized interest                                            17,769        11,200      33,210     16,293      5,699      1,976
  Interest on rentals                                              5,442         6,617       5,767      2,005      1,237      1,590
  Amortization of deferred loan costs                              2,553         2,295       1,797      1,686      1,425        488
  Amortization of capitalized interest                               888         2,962       1,778        504        128         --

Less:
  Capitalized interest                                           (17,769)      (11,200)    (33,210)   (16,293)    (5,699)    (1,976)
  Minority interest                                              (10,857)      (10,812)     (3,996)        60         --         --
                                                                --------      --------    --------   --------   --------   --------
Earnings (losses) as adjusted                                   $226,958      $198,036    $(10,989)  $248,236   $283,203   $ 79,243
                                                                ========      ========    ========   ========   ========   ========
Fixed Charges:
  Interest on indebtedness                                      $ 81,937      $102,233    $ 67,176   $ 46,257   $ 34,943   $ 14,090
  Capitalized interest                                             2,569        11,200      33,210     16,293      5,699      1,976
  Interest on rentals                                              5,442         6,617       5,767      2,005      1,237      1,590
  Amortization of deferred loan costs                              2,553         2,295       1,797      1,686      1,425        488
                                                                --------      --------    --------   --------   --------   --------
Total fixed charges                                             $ 92,501      $122,345    $107,950   $ 66,241   $ 43,304   $ 18,144
                                                                ========      ========    ========   ========   ========   ========
Ratio of earnings (losses) as adjusted to fixed charges              2.5x          1.6x         --        3.7x       6.5x       4.4x
                                                                ========      ========    ========   ========   ========   ========
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------------
For the year ended December 31, 1999, earnings were inadequate to cover fixed charges by $118.9 million.